================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                                   ----------

                              QUALITY DINING, INC.
                                (Name of Issuer)

  Common Stock, no par value                                747456P  10  5
(Title of class of securities)                              (CUSIP number)

                                David W. Schostak
                                    NBO, LLC
                           25800 Northwestern Highway
                                    Suite 750
                           Southfield, Michigan 48075
                                 (248) 262-1000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                February 24, 2000
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)

                               (Page 1 of 9 pages)

================================================================================



#881867/72816.0003

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 747456P 10 5                                          13D                                            Page 2 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 NBO, LLC
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                     [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                                  Michigan
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                            1,200,000
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                                  0
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       1,200,000
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                             0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                1,200,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                      [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        9.6%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                                                                    OO
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 747456P 10 5                                          13D                                            Page 3 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 Jerome L. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                     [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                             United States
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                    0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                          1,200,000
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                               0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                     1,200,000
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                1,200,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                      [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        9.6%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                                                                    IN
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 747456P 10 5                                          13D                                            Page 4 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 David W. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                     [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                             United States
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                    0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                          1,200,000
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                               0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                     1,200,000
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                1,200,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                      [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        9.6%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                                                                    IN
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 747456P 10 5                                          13D                                            Page 5 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 Robert I. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                     [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                             United States
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                    0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                          1,200,000
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                               0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                     1,200,000
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                1,200,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                      [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        9.6%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                                                                    IN
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 747456P 10 5                                          13D                                            Page 6 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 Mark S. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                     [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                             United States
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                    0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                          1,200,000
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                               0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                     1,200,000
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                1,200,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                                                                      [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        9.6%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                                                                    IN
----------------------    -------------------------------------------------------------------------------------------------------

                     This Amendment No. 4 ("Amendment No. 4") amends the Statement on Schedule 13D filed on March 26, 1999, as amended by Amendment No. 1 filed on October 5, 1999, Amendment No. 2 filed on January 13, 2000 and Amendment No. 3 filed on February 22, 2000 (the "Schedule 13D") by and on behalf of the following persons: NBO, LLC ("NBO"), Jerome L. Schostak, David W. Schostak, Robert I. Schostak and Mark S. Schostak (collectively, the "Schostaks" and together with NBO, the "Reporting Persons").

                     Except as otherwise indicated, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. As used herein, the "Company" or the "Issuer" shall mean Quality Dining, Inc.

ITEM 4.              PURPOSE OF TRANSACTION.

                     By letter dated February 23, 2000 (the "Firth Letter"), John C. Firth, Esq., the Company's Executive Vice President and General Counsel, wrote David W. Schostak, asking that NBO withdraw its solicitation of proxies in favor of its two nominees (the "NBO Nominees") for election to the Company's Board of Directors (the "Quality Dining Board") at the 2000 annual meeting of shareholders. The Firth Letter also indicated that the Quality Dining Board would not consider the NBO cash merger proposal (as set forth in NBO's February 22 Letter) until after the Company's annual meeting of shareholders on March 7, 2000 and sought evidence of the Reporting Persons' ability to fund the cash merger proposal.

                     In response to the Firth Letter, by letter dated February 24, 2000 (the "February 24 Letter"), David W. Schostak indicated that: (i) the Reporting Persons do not understand why the Quality Dining Board does not immediately consider the cash merger proposal; (ii) the Reporting Persons are highly confident of their ability to finance the cash merger proposal; and (iii) the Reporting Persons are prepared to withdraw their solicitation of proxies in favor of the NBO Nominees "if the Company were to commit unconditionally to a sale of the Company to the highest bidder in an auction provided that the price is at $5.00 or more per share."

                     The Firth Letter and the February 24 Letter are filed as Exhibits 5 and 6 hereto, respectively, are incorporated herein by reference.

                     Except as indicated above, the information set forth in
Item 4 of the Schedule 13D remains unchanged.



ITEM 7.              MATERIAL TO BE FILED AS EXHIBITS

                     The following Exhibits are filed herewith:

                  5. Letter, dated February 23, 2000, from John C. Firth, Esq. to David W. Schostak.

                  6. Letter, dated February 24, 2000, from NBO to John C. Firth, Esq.

                                   SIGNATURES

The undersigned, after reasonable inquiry and to the best of their knowledge and belief, certify that the information set forth in this Statement is true, complete and correct.

Dated:  February 24, 2000

                                            NBO, LLC

                                            By: /s/ David W. Schostak
                                                -----------------------------
                                                David W. Schostak, Member



                                             /s/ Jerome L. Schostak
                                             --------------------------------
                                             Jerome L. Schostak



                                             /s/ David W. Schostak
                                             --------------------------------
                                             David W. Schostak



                                             /s/ Robert I. Schostak
                                             --------------------------------
                                             Robert I. Schostak



                                             /s/ Mark S. Schostak
                                             --------------------------------
                                             Mark S. Schostak

                                  EXHIBIT INDEX



Exhibit No.                                    DESCRIPTION
-----------                                    -----------

    5. Letter, dated February 23, 2000, from John C. Firth, Esq. to David W. Schostak.

    6.                     Letter, dated February 24, 2000, from NBO to John
                           C. Firth, Esq.